                                                                      EXHIBIT 13

        MEDPARTNERS ANNOUNCES ACQUISITION OF TALBERT MEDICAL MANAGEMENT

     BIRMINGHAM, ALA., AUG. 14/PRNEWSWIRE -- MedPartners, Inc. (NYSE: MDM) today announced it has entered into a definitive agreement to acquire Talbert Medical Management Holdings Corporation (Nasdaq: TMMC) of Costa Mesa, California, pursuant to a tender offer followed by a merger, for $63 per share in cash, or about $200 million. Talbert Medical Management is a physician practice management company representing 282 primary and specialty care physicians and operating 52 clinics in five Southwestern states. The acquisition will give MedPartners the opportunity to broaden Talbert's patient and clinic base through MedPartners' agreements with other payors and existing clinic network. Efficiencies will also be gained in corporate overhead expenses and other areas.

     MedPartners said the acquisition will be accounted for as a purchase transaction with MedPartners assuming all assets and liabilities of Talbert. The transaction is contingent on receiving approval from the Federal Trade Commission under the provisions of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

     Talbert Medical Management, founded in 1961 as part of the FHP Health Maintenance Organization (HMO), went public through an initial stock offering in April 1997. FHP International merged with PacificCare Health Systems, Inc. (Nasdaq: PHSYA PHSYB) in February 1997. Since then, Talbert has added enrollees from other HMO companies and payors, although PacificCare still represents a significant portion of the 270,000 patients in the network; 88,000 of Talbert's patients are senior enrollees.

     "Talbert Medical Management represents an excellent source of highly-respected primary and specialty care physicians in the Southwest, and dovetails with our existing network of providers extremely well," said Larry R. House, MedPartners' chairman and chief executive officer. "It also gives us an entree into three new markets, Salt Lake City/Provo, Tucson, and Albuquerque which are among the major markets in the United States that we have targeted for entry or expansion. Their eight clinics in Phoenix and 24 in Southern California will also significantly increase our presence in these markets."

     "All of us at PacifiCare are supportive of this affiliation of Talbert with MedPartners," said Alan Hoops, president and chief executive officer of PacificCare. "Because of the long-standing relationship we have with MedPartners, we are confident that the contractual agreements between our company and Talbert will be addressed in a manner which protects all parties' interests."

     Jack D. Massimino, president and chief executive officer of Talbert, noted, "Talbert has always strived to achieve excellence in patient care and patient satisfaction. This makes for an excellent fit with MedPartners, which shares the same philosophy. This partnership gives our existing patients an even broader spectrum of physicians and services to choose from. It will also enhance the services received by current MedPartners clients by giving them access to our network of physicians and clinics. We are excited to be associated with MedPartners' more than 13,000 physicians, and have the benefit of their business and clinical expertise. MedPartners' Medical Advisory Committee is on the leading edge of medicine, allowing for the sharing of best clinical and administrative practices across the entire organization. Their physician-led, patient-centered approach is a model for the industry.

     MedPartners, based in Birmingham, Alabama, is the nation's largest manager of physician practices, and after the Talbert acquisition will operate in 39 states. The company develops, consolidates and manages healthcare delivery systems. Through the company's network of affiliated group and IPA physicians, MedPartners provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. After the acquisition, the company will be affiliated with 13,410 physicians, which includes 3,270 group physicians, 7,688 IPA physicians, 2,211 hospital-based physicians, and 241 correctional and military care physicians. MedPartners also manages the nation's largest independent prescription benefits management (PBM) company. Through the PBM, the company dispenses 53 million prescriptions annually.

     NOTE: The following charts show selected statistical information for MedPartners, Talbert and the combined companies. More information on MedPartners is available on the World Wide Web at http://www.medpartners.com. Information may also be obtained by calling PR Newswire Company News on Call at 1-800-758-5804 extension 106751.
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                              MEDPARTNERS/TALBERT
                           COMBINED STATISTICAL DATA

                                                            MEDPARTNERS     TALBERT     COMBINED
                                                            -----------     -------     ---------
Physicians Group........................................         2,988          282         3,270
  IPA...................................................         7,688           (0)        7,688
  Hospital-Based........................................         2,211           (0)        2,211
  Government Services...................................           241           (0)          241
          Total.........................................        13,128          282        13,410
  Capitated Lives.......................................       998,380      270,090     1,268,470
          Professonal Only
  Global................................................       959,135           (0)      959,135
          Total.........................................     1,957,515      270,090     2,227,605
Payor Type (Lives)
  Commercial............................................     1,583,470      182,090     1,765,560
  Senior................................................       163,531       88,000       251,531
  Other.................................................       210,514           (0)      210,514
          Total.........................................     1,957,515      270,090     2,227,605
  Practice Locations....................................           659           52           711
  Hospital-Based Contracts..............................           327           (0)          327
  Government Services Contracts.........................            60           (0)           60

                      PHYSICIANS AND ENROLLEES IN SELECTED
                                WESTERN STATES:

                                  MEDPARTNERS

                                  GROUP                  COMMERCIAL     SENIOR       OTHER        TOTAL
            STATE               PHYSICIANS     SITES     ENROLLEES      ENROLLEES   ENROLLEES   ENROLLEES
------------------------------  ----------     -----     ----------     -------     -------     ---------
Arizona.......................        15          5         13,000        1,000       1,000        15,000
California....................     1,286        174      1,111,000      104,000     112,000     1,327,000
Nevada........................        16          5         13,000        1,000          (0)       14,000
New Mexico....................        (0)        (0)            (0)          (0)         (0)           (0)
Utah..........................        (0)        (0)            (0)          (0)         (0)           (0)
          TOTAL...............     1,317        184      1,137,000      106,000     113,000     1,356,000

                           TALBERT MEDICAL MANAGEMENT

                                              GROUP              COMMERCIAL    SENIOR       OTHER       TOTAL
                  STATE                     PHYSICIANS   SITES   ENROLLEES    ENROLLEES   ENROLLEES   ENROLLEES
------------------------------------------  ----------   -----   ----------   ---------   ---------   ---------
Arizona...................................       31        14       15,000      18,000        (0)         3,000
California................................      151        24       70,000      45,000        (0)       115,000
Nevada....................................        4         2        1,000       2,000        (0)         3,000
New Mexico................................       23         5       12,000      12,000        (0)        24,000
Utah......................................       73         7       84,000      11,000        (0)        95,000
          TOTAL...........................      282        52      182,000      88,000        (0)       270,000

Copyright 1997, PR Newswire.

CONTACT: Larry R. House, Chairman of the Board, CEO; Investor Relations: Randy Pittman or Media Relations: Thomas Dingledy, all of MedPartners, 205-733-8996 or Kenneth S. Ord, Talbert Medical, 714-436-4852.